Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust, Inc.

We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-3 of Lightstone Value Plus Real Estate Investment Trust, Inc. of our report dated March 28, 2008, relating to the consolidated financial statements and financial statement schedule of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries, along with our report dated March 28, 2008, relating to the consolidated financial statements of 1407 Broadway Mezz II LLC, appearing in the 2007 Annual Report on Form 10-K.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

 /s/ Amper, Politziner & Mattia, LLP

(formerly Amper, Politziner & Mattia, P.C.)

January 14, 2009
Edison, New Jersey